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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE
March 27, 2003

                 Annapolis Bancorp, Inc. Issues $5.0 Million of
                    Floating Rate Trust Preferred Securities

Annapolis, MD, March 27, 2003 - Annapolis Bancorp, Inc. (NASDAQ: ANNB) announced today that it has completed the issuance of $5.0 million of floating rate trust preferred securities (the "Capital Securities"). The Capital Securities were issued through a newly formed trust, Annapolis Bancorp Statutory Trust I, in a private pooled transaction. Net proceeds from the sale of the securities will be used for general corporate purposes. Keefe, Bruyette & Woods, Inc. and FTN Financial Capital Markets acted as placement agents in the transaction.

"We believe that this transaction presented an attractive opportunity to economically increase regulatory capital and support continued asset growth without being dilutive to existing shareholders," said Richard M. Lerner, Chairman and CEO of Annapolis Bancorp, Inc.

The Capital Securities bear an initial fixed interest rate of 4.41063% from March 26, 2003 until June 26, 2003. After June 26, 2003, the interest rate will adjust quarterly based on the three-month LIBOR rate plus 315 basis points, with an overall cap of 11.75% until March 26, 2008. The Capital Securities mature in thirty years, however, the Company may redeem the Capital Securities in whole or in part on or after March 26, 2008.

BankAnnapolis, the Company's wholly-owned subsidiary bank, serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The bank's sixth office opened earlier this week in BayWoods of Annapolis, a waterfront retirement community. The bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

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